EXHIBIT C

NCR ATLEOS CORPORATION
2023 STOCK INCENTIVE PLAN
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

NCR Atleos Corporation, a Maryland corporation (the “Company”) pursuant to its 2023 Stock Incentive Plan, as it may be amended from time to time (the “Plan”) hereby grants you a number of Time-Based Restricted Stock Units (“RSUs”) in the amount set forth below (the “Award”). The Award is subject to all of the terms and conditions set forth in this Time-Based Restricted Stock Unit Award Agreement, including the exhibits attached hereto (this “Agreement”) and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

I.NOTICE OF AWARD

1.Grant of Award. You have been granted RSUs, each of which represents the right to receive one share of Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as described on the stock page at www.netbenefits.fidelity.com that includes the following information:

Participant Name (“you”)
Grant Date
Total Number of RSUs Granted
2.
    The number of RSUs may be adjusted in the event of changes in capital structure and similar events, as provided in Section 3.04 of the Plan.

3.Vesting Schedule. The RSUs will vest pursuant to the schedule set forth in Exhibit A, which is attached hereto and incorporated herein in its entirety.

4.Settlement. Subject to Section II(7), each RSU will be settled by delivery to you of one Share on or within thirty (30) days of the vesting date. The Committee may, in its sole discretion, deliver cash in lieu of all or any portion of the Shares otherwise deliverable in respect of the RSUs in an amount equal to such number of Shares multiplied by the Fair Market Value of a Share on the date when such shares would otherwise have been issued, as determined by the Committee.

5.Termination of Employment; Change in Control. Unless otherwise provided in Exhibit B, all unvested RSUs will be forfeited upon your termination of Employment. In the event of a Change in Control, Article X of the Plan shall apply, unless otherwise provided in Exhibit B.

II.TERMS AND CONDITIONS OF AWARD

1.Stockholder Rights. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, the RSUs (including, without limitation, any voting rights or any right to dividends paid with respect to the Shares underlying the RSUs) unless and until the RSUs vest and the Company has issued and delivered Shares to you and your name has been entered as a stockholder into the books and records of the Company.

2.Securities Law Compliance. In no event will the Company deliver Shares upon vesting and settlement of the RSUs unless the Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Committee has determined that the issuance of the Shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of Shares also must comply with all other applicable laws and regulations governing the RSUs, including the requirements of any Applicable Exchange, and you may not be issued Shares if the Committee determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

3.Transferability. Except as permitted in the Plan, the RSUs are not transferable except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

4.Recovery of Compensation. Notwithstanding anything to the contrary in this Agreement, this Award shall be subject to applicable recoupment, clawback and similar provisions under applicable law or regulation, as well as the Company’s Clawback Policy, as may be in effect from time to time (the “Clawback Policy”), in accordance with Section 14.13 of the Plan. By accepting this Award, you acknowledge and agree that: (i) to the extent the RSUs constitute “Covered Incentive Compensation” subject to the terms of the Clawback Policy (or any similar compensation recovery policy) then you may be required to forfeit or repay any or all of the RSUs, the Shares issued on settlement of the RSUs or amounts received by you in connection with any disposition of any such Shares pursuant to the terms of the Clawback Policy; and (ii) the Company may, to the extent permitted or required by applicable law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Clawback Policy by reducing any amounts that may be owing from time to time by the Company to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.
5.
6.Code of Conduct; Insider Trading. Notwithstanding anything herein to the contrary, this Award and your right to receive Shares on settlement of the RSUs are expressly conditioned upon your timely annual certification to the Company’s Code of Conduct. If you do not timely provide any certification required by the Company or an Affiliate before vesting of any portion of the RSUs, that portion of the RSUs will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to the Code of Conduct within 30 days following such notice. With respect to any Shares distributed under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with

Insider Trading laws and the Company’s Insider Trading Policy, and that you may not trade in Company securities except in compliance with the Company’s Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference.

7.No Right to Continued Service. Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue your employment or other service with the Company or any Affiliate, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company and its Affiliates to terminate your Continuous Service at any time, subject to applicable law.

8.Tax Withholding.

(a)Before tax and withholding events, as a condition of your receiving Shares in respect of the RSUs, you agree to make arrangements satisfactory to the Company and the Committee to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Committee in its sole discretion in connection with the Award or your participation in the Plan, including paying the Company or an Affiliate, in its sole discretion, through payroll withholding or other Committee-required method, the amount of Tax-Related Items required to be paid or withheld with respect to the RSUs. Such payment of Tax-Related Items will be made by the Company withholding Shares issuable upon settlement of the RSUs equal to the amount required to be withheld or paid as determined by the Company, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of the Company (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing the Company and any brokerage firm approved by the Company to sell on your behalf the Shares underlying the RSUs that the Company determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by the Company. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold the Company harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. In addition, the Company or an Affiliate may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or any Affiliate. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Committee that will not result in an adverse accounting consequence or cost.

(b)You acknowledge that if, at the time any Shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.

(c)You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Neither the Committee, the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs.

9.Section 409A. It is the Committee’s and the Company’s intent that payments under this Agreement shall be exempt from Section 409A of the Code (“Section 409A”) to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment or benefit under this Agreement is determined by the Committee to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service,” as defined for purposes of Section 409A under applicable regulations, from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Committee), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

10.Notices. All notices required hereunder shall be in writing and shall be deemed given upon the following business day if delivered personally (provided receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five business days after deposit in the U.S. Mail, certified with return receipt requested. All notices shall be addressed as follows: (a) If to the Company: NCR Atleos Corporation, 864 Spring Street NW, Atlanta, GA 30308, Attn: General Counsel, with a copy via electronic mail to: law.notices@ncr.com, (b) if to you: your last known address shown in the personnel records of the Company, or (c) to such other address as either party will have furnished to the other in writing.

11.Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the Company’s Employee Privacy Notice applicable to your jurisdiction.

12.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of Georgia without regard to that state’s conflict-of-laws rules.

13.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

14.Amendment. This Agreement may be modified or amended at any time in accordance with the Plan, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A, stock exchange rules or accounting rules.

III.RESTRICTIVE COVENANTS

You acknowledge that your agreement to the restrictive covenants, including any confidentiality, non-competition, and non-solicitation and similar covenants, set forth in an exhibit to this award or in a separate agreement with a subsidiary or affiliate of the Company (such as an employment offer letter or employment agreement) is a material inducement to the Company’s granting of the RSUs pursuant to this Agreement, without which the Company would not grant such RSUs. As such, you reiterate your acknowledgment of, and agreement to be bound by, such provisions, which are incorporated herein.

IV.ACKNOWLEDGMENTS

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs; (f) the obligations and restrictions set forth in this Agreement are fair and reasonable; and (g) if you receive the Shares of Common Stock upon settlement of the RSUs, the value of such Shares may increase or decrease in value and no guarantees are made as to the future prospects of the Company or the Shares. The Company is not providing any tax, legal or financial advice, or making any recommendations about your Plan participation, or any transaction relating to your RSUs or the underlying Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.

Your Plan participation is voluntary. The value of your Award is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Award is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of the Company.

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to the Award, the provisions of which are hereby made a part of this Agreement and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

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RSU Exhibits – Time-Vested RSUs
EXHIBIT A
VESTING SCHEDULE

1.Definitions. Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Exhibit A. For purposes of this Exhibit A, the following terms shall have the following meanings:
“Employer” means the Company or any Affiliate of the Company by which you are or have been employed.
2.Vesting Schedule. Except as otherwise provided in Exhibit B, the RSUs shall vest on the third anniversary of the Grant Date “Vesting Date”), provided you are continuously employed by, or providing services to, the Employer through and until the Vesting Date.

RSU Exhibits – Time-Vested RSUs

EXHIBIT B
TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

1.Definitions. Unless otherwise defined herein, the terms defined in the Agreement and Exhibit A shall have the same defined meanings in this Exhibit B. For purposes of this Exhibit B, the following terms shall have the following meanings:
“Cause” means, unless provided otherwise in an individual agreement between you and the Company or any affiliate or Subsidiary of the Company:
(a)your conviction of or indictment for any crime (whether or not involving the Company or any affiliate or Subsidiary of the Company) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of your duties to the Company or any affiliate or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any affiliate or Subsidiary of the Company;
(b)your conduct in connection with your employment with the Company and/or any affiliate or Subsidiary, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any affiliate or Subsidiary of the Company;
(c)any material violation of the policies of the Company or any affiliate or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any affiliate or Subsidiary of the Company;
(d)willful neglect in the performance your duties for the Company or any affiliate or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties;
(e)acts of willful misconduct on your part in the course of your employment with the Company and/or any affiliate or Subsidiary that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;
(f)embezzlement, misappropriation or fraud committed by you or at your direction, or with your personal knowledge, in the course of your employment with the Company and/or any affiliate or Subsidiary, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;
(g)your material breach of the Restrictive Covenant Agreement or other employee confidentiality, non-competition, non-solicitation or other restrictive covenant by and between you and the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after you are given written notice of such breach by the Company; or
(h)your breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after you are given written notice of such breach by the Company;

RSU Exhibits – Time-Vested RSUs
(i)provided, however, that if, subsequent to your voluntary resignation for any reason or involuntary termination by the Company and/or any affiliate or Subsidiary without Cause, it is discovered that your employment could have been terminated for Cause, upon determination by the Administrator, your employment shall be deemed to have been terminated for Cause for all purposes under the Plan. For purposes of the Plan, no act or failure to act by you shall be deemed to be “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and/or an affiliate or Subsidiary of the Company. “Cause” shall be determined by the Administrator in its sole discretion.
“Good Reason” means, unless provided otherwise in an individual agreement between the you and the Company or any affiliate or Subsidiary of the Company, the occurrence of any of the following events, without your express written consent:
(a)a material diminution in your annual total cash compensation (including base salary and target annual short-term incentive amounts) other than as a result of an across-the-board total cash compensation reduction similarly affecting other executives in the same manner;
(b)a material diminution in your authority, duties, or responsibilities;
(c)a material change in the geographic location at which you must perform services for the Company (for this purpose, the relocation of a your principal office location to a location that is outside the metropolitan Atlanta area or more than fifty (50) miles from its current location will be deemed to be material); or
(d)a material breach of the Plan by the Company;
(e)Provided, however, that any of the events described above shall constitute Good Reason only if (i) you provides the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances, (ii) you cooperate in good faith with the Company’s efforts to cure such event or circumstance for a period not less than thirty (30) days following your notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company fails to cure such event or circumstances prior to the end of the Cure Period, and (iv) you terminate employment with the Company and all affiliates and Subsidiaries within sixty (60) days after the end of the Cure Period.
“Retirement” means Termination of Employment at age 60 or older with at least 5 years of continuous service with the Employer through your Termination Date (excluding service with acquired entities before the acquisition).
“Termination Date” means the date of your Termination of Employment for any reason.
2.Termination of Employment.

RSU Exhibits – Time-Vested RSUs
(a)Termination Due to Death or Disability. In the event of your Termination of Employment due to your death or Disability, then all unvested RSUs shall vest in full on the date of such Termination of Employment.
(b)Termination Without Cause or Good Reason. In the event of your Termination of Employment, except as provided in Section 3(b) below, by the Employer without Cause (other than due to your death or Disability) or your voluntary Termination of Employment for Good Reason then, except as provided in Section 3(b), unvested RSUs shall vest “Pro Rata” on your Termination Date. “Pro Rata” vesting is determined by: (1) multiplying the total number of RSUs awarded under the Agreement by a fraction, (A) the numerator of which is the number of days in the period starting on the Grant Date and ending on your Termination Date, and (B) the denominator of which is the number of days in the period starting on the Grant Date and ending on the Vesting Date, and (2) subtracting from the resulting amount the number of RSUs awarded pursuant to this Agreement that previously vested under the Agreement (if any).
(a)Retirement. In the event of your Termination of Employment by you due to Retirement on or after the one-year anniversary of the Grant Date, and you continue to comply with the Agreement (including Section III), then any unvested RSUs shall remain outstanding until the Vesting Date and shall vest effective on the Vesting Date, as if you had remained actively employed with the Employer through the Vesting Date.
(c)Other Termination of Employment. In the event of your voluntary Termination of Employment for any reason (other than Retirement or Good Reason) or a Termination of Employment by the Employer for Cause or due to death or Disability, all unvested RSUs will be automatically forfeited and cancelled on your Termination Date without consideration.
3.Change in Control. If a Change in Control is consummated before the Vesting Date, the RSUs shall be treated as follows:
(a)RSUs Not Assumed, Converted or Replaced. If the RSUs are not assumed, converted or replaced by the continuing entity or successor in awards denominated in publicly-traded securities and/or cash Control in awards denominated in publicly-traded securities and/or cash of equivalent value and with the same terms and conditions of the RSUs, all unvested RSUs will become fully vested immediately before the consummation of the Change in Control, provided you are continuously employed by, or providing services to, the Employer through and until such vesting date.
(b)RSUs Assumed, Converted or Replaced. If the RSUs are assumed, converted or replaced by the continuing entity or successor following a Change in Control in awards denominated in publicly-traded securities and/or cash of equivalent value and with the same terms and conditions of the RSUs, then any unvested RSUs will remain outstanding and will continue to vest following such Change in Control in accordance with the terms of the Agreement and Exhibit A, unless earlier vested pursuant to this Exhibit B. Notwithstanding the foregoing, upon your Termination of Employment within 24 months following such Change in Control (i) by the Employer or the continuing entity or successor without Cause (excluding

RSU Exhibits – Time-Vested RSUs
termination due to death or Disability) or (ii) by you for Good Reason (as defined in the Plan), then all unvested RSUs shall vest in full on the date of such Termination of Employment.

RSU Exhibits – Time-Vested RSUs
Exhibit C
Non-Competition, Non-Solicitation and Non-Recruit/Hire.
(a) Pursuant to your employment with NCR ATLEOS or its affiliates or subsidiaries (including Cardtronics USA, Inc.) (“NCR ATLEOS”), you have or will have access to, and knowledge of, certain NCR ATLEOS Confidential Information (as defined below). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR ATLEOS Confidential Information can place NCR ATLEOS at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to NCR ATLEOS Confidential Information that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with NCR ATLEOS following the termination of your employment.
(f)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR ATLEOS’s business interests, including NCR ATLEOS Confidential Information, goodwill and stable trained workforce of NCR ATLEOS, and in exchange for the benefits and consideration provided to you under this Agreement (including the potential future vesting of Stock Units), you agree that, for the specific period below after the termination of your NCR ATLEOS employment (or the maximum period allowed by applicable law if less than the specified period) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR ATLEOS Corporation:
(1).    Non-Recruit/Hire – For a period of 12 months, directly or indirectly (including assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR ATLEOS, induce or attempt to induce any employee of NCR ATLEOS to terminate his or her employment with NCR ATLEOS, or refer any such employee to anyone outside of NCR ATLEOS for the purpose of that employee seeking, obtaining, or entering into an employment relationship or agreement to provide services;
(2).    Non-Solicitation – For a period of 12 months, directly or indirectly (including assisting others), solicit or attempt to solicit the business of any NCR ATLEOS customers or prospective customers with which you had Material Contact (as defined in Section (c)(i) below) during the last 2 years of your NCR ATLEOS employment for purposes of providing products or services that are competitive with those provided by NCR ATLEOS;
    (3).    Non-Competition – For a period of 12 months, perform services, directly or indirectly, in any capacity (including as an employee, consultant, contractor, owner or member of a board of directors): (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR ATLEOS during the 2 years prior to termination of your NCR ATLEOS employment; (ii) in connection with NCR ATLEOS Competing Products/Services (as defined in Section (c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR ATLEOS employment or about which you obtained trade secret

RSU Exhibits – Time-Vested RSUs
or other NCR ATLEOS Confidential Information; (iii) within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and (iv) on behalf of a Competing Organization (as defined in Section (c)(iii)).
(c)    For purposes of this Agreement, the following definitions shall apply:
(i)    “Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR ATLEOS, (b) whose dealings with NCR ATLEOS were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR ATLEOS, or (d) who receives products or services authorized by NCR ATLEOS, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
(ii)    “Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR ATLEOS (including products, services or activities in the planning or development stage during your NCR ATLEOS employment) at the time of your separation from NCR ATLEOS and during the 2 years prior to termination of your NCR ATLEOS employment;
(iii)    A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services and includes all entities on the Competing Organization List;
(iv)    The “Competing Organization List,” which NCR ATLEOS updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section (iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section (iii) and the Competing Organization List, Section (iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR ATLEOS employment, which is available on the NCR ATLEOS HR intranet, or from the NCR ATLEOS Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed in this Section (and the subsidiaries and affiliates of each) constitute NCR ATLEOS’s Competing Organization List for 2025 (with designations such as “Inc.” and “Corp.” omitted from company names). This list will remain in effect until an updated list is approved/posted. You understand that the non-competition provisions in this Agreement are not limited to those on the list below, that other companies may qualify as competitors under this Agreement, and that you may be

RSU Exhibits – Time-Vested RSUs
restricted from accepting employment or other work from such other companies, subject to the terms of this Agreement.
•ACI Worldwide
•Auriga
•Diebold Nixdorf
•Dimension Data/NTT
•Euronet Worldwide (includes Dolphin Debit)
•Fidelity National Information Services (FIS) (includes Zenmonics)
•Fiserv (includes First Data, Clover and Moneypass)
•Hitachi
•Hyosung Innovue; Hyosung TNS
•Korala Associates Ltd. (KAL)
•Linfox Armaguard Group
•NSC Global
•Seven Bank (includes FCTI)
•The Brink’s Company (includes PAI and NoteMachine UK)
•Unisys

(v)    “Confidential Information” means any information: of or held by NCR ATLEOS or any of its subsidiaries or affiliates that is not generally known or readily ascertainable by the public; or provided to NCR ATLEOS or any of its subsidiaries or affiliates by any person or entity subject to confidentiality obligations. NCR ATLEOS Confidential Information includes financial records, projections and forecasts, creations, discoveries, inventions, innovations, research, development, software, technology, works of authorship and the subject matter of intellectual property rights, company strategies, reports, plans, prospects and opportunities, employee information, market and sales information and plans (such as pricing, proposals and product introductions), and information about current and prospective customers (including their preferences and needs) and trade secrets.
(vi)    All references to “NCR ATLEOS” in this Agreement refer to NCR ATLEOS and any other Employer, including any company the stock or substantially all the assets of which NCR ATLEOS or any other Employer has acquired during the period applicable to the 2-year look back for the restrictive covenants referred to herein.
    (d)    Consideration. You acknowledge that (i) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section (b); (ii) you must abide Section (b) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (iii) your agreement to Section (b) is a material component of the consideration for this Agreement.

RSU Exhibits – Time-Vested RSUs
    (e)    Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR ATLEOS shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR ATLEOS’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR ATLEOS the Fair Market Value of any Stock Units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the Shares associated with such Stock Units; and (iii) NCR ATLEOS shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR ATLEOS may be entitled at law or in equity.
    (f)    Subsequent Employment. You agree that, while employed by NCR ATLEOS and for 1 year thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
    (g)    Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period will be tolled and suspended during the pendency of any legal proceedings to enforce any of the covenants set forth in this Agreement and that no time that is part of or subject to such tolling and suspension will be counted toward the 12-month duration of the Restricted Period.
    (h)    Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section (b) are reasonable and necessary for the protection of NCR ATLEOS’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR ATLEOS, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
    (i)    Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR ATLEOS’s interests. If any part or clause of this Agreement is held unenforceable, it shall be severed and shall not affect any other part of this Agreement.
    (j)    Amendment for California Employees Only. Section (b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR ATLEOS employment, you continue to reside or work in California or any other jurisdiction that prohibits the application thereof. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of NCR ATLEOS Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure

RSU Exhibits – Time-Vested RSUs
agreements with NCR ATLEOS, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
    (k)    Non-U.S. Country-Specific Amendments. The restrictions contained in Section (b)(2) and/or (3) do not apply to you if, following the termination of your NCR ATLEOS employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR ATLEOS advises you it will tender such pay, which shall be in the minimum amount required by local law. Section (b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section (b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR ATLEOS during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR ATLEOS may at any time, and it its sole discretion, waive the obligations and duties set forth in Section (b)(2) and/or (3), which shall release NCR ATLEOS from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR ATLEOS does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section (b)(2) and (3) obligations and no separate waiver need be provided by NCR ATLEOS. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR ATLEOS have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section (b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section (b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR ATLEOS employment, you continue to reside or work in Denmark, France, or Germany; however, Section (b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section (b)(3) Non-Competition restrictive covenant, you acknowledge that NCR ATLEOS will suffer irreparable damage, and you promise to pay NCR ATLEOS on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR ATLEOS employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR ATLEOS will suffer, and that, where local law allows, NCR ATLEOS may seek additional compensatory damages.

RSU Exhibits – Time-Vested RSUs